OFFICE SUITE LEASE AGREEMENT

Burnett & Williams Executive Suites
2441 West Horizon Ridge Parkway
Henderson, Nevada 89052

Tenant: **Searchlight Minerals Corp.**

Suite Numbers: 102, 105, 110

THIS OFFICE SUITE LEASE AGREEMENT (this "Lease"), is made this 20 day of July, 2006 by and between Searchlight Minerals Corp. ("Tenant") and Burnett & Williams, LLC, a Nevada limited liability company ("Landlord").

Tenant hereby leases from Landlord and Landlord leases to Tenant certain office suite space for the sole purpose of administrative use (the "Intended Use"). Tenant has the right to utilize common areas as determined by Landlord in Landlord's sole discretion.

1. **Location.** 2441 W. Horizon Ridge Parkway, Henderson, NV 89052.

2. **Office Suite.** 102, 105, 110 (herein known as "Leased Space"). See Exhibit A attached hereto and made a part hereof identifying the office(s) governed by this Lease Agreement.

3. **Term of Lease.** The term of this Lease shall be 6 months commencing June 1, 2006_ (the "Commencement Date"), and ending ~~January~~ May 31, 2006 (the "Termination Date"). CA TW Thirty days prior to the Termination Date, Tenant must either enter into a new mutually agreed upon lease with the Landlord or give written notice to the effect Tenant will not be renewing the Lease (a "Termination Notice"), and must vacate the office suite and premises on or prior to the Termination Date. If Tenant fails to give Landlord a timely Termination Notice the lease term will become a month-to-month lease until either party terminates the Lease with a minimum owing of 30 days rent after the existing lease expires. The existing rent and all other sums due hereunder will be increased by 15% for such holdover period.

4. **Rent.** The Tenant will pay Landlord a monthly rent of $4,000.00 without any deduction or offset subject to and conditioned upon the following:
(i) Rent and any additional sums due Landlord under this Lease are due on the first day of each month.

(ii) Concurrently with ~~Tenant's delivery of this executed Lease to Landlord~~ already collected, Tenant will pay Landlord a security deposit of $3,100 (the "Security Deposit"), which Landlord will hold to guaranty Tenant's performance of this Lease and shall be refunded (less $250 per office for cleaning and painting) to Tenant if Tenant fulfills all terms and conditions of this Lease within 30 days of the end of the Lease term and written notice from Tenant to Landlord. Tenant understands and agrees that the Security Deposit is not to be used as any month's rent or as the last month's rent.

(iii) Concurrently with Tenant's delivery of this executed Lease to Landlord, Tenant will pay Landlord the sum of $ ——, which sum Landlord will apply toward Tenant's first month's rent.

(iv) Any sums due from Tenant to Landlord under this Lease which are not timely paid will accrue interest at 4% of the total invoice per month plus $15.00 per day, if amounts due are not received by 4:00 PM on the second business day of the month. If any such sums are not received by the 5th day of the month in which due, the Landlord may declare Tenant in default of this Lease, terminate all services and deny Tenant access to the Leased Space and common areas which serve the Leased Space. Tenant agrees to pay Landlord $50.00 for each rent check which is returned for insufficient funds.

(v) Tenant will be responsible for all fees associated with Landlord's efforts to collect any sums due from Tenant to Landlord under this Lease, including Landlord's reasonable attorney's fees.

5. Services and uses included in the monthly rent are as follows:
(i) Exclusive right to occupy the Leased Space.
(ii) Non-exclusive right to utilize all common areas.
(iii) Use of Conference Room on a *reservation* basis for a total of three hours per week. per office CA TW

(iv) Utilities
(v) Receptionist services between 8:30 AM and 5:00 PM, Monday through Friday (except holidays and noon to 1:00 PM for lunch). Voice mail for all other hours.
(vi) Janitorial services.
(vii) Receipt and sorting of mail to centralized pick-up area.
(viii) 24 hour voice mail access.

6. The following services are available to Tenant at the following rates:

(i) Conference rooms in excess of 3 hours per week:	$19.50/hour
(ii) Photocopying:	$0.12 per page
(iii) Facsimile reception/transmission - $1.00 per page	$65.00 max per mo.
(iv) Telephone charges, per change:	$80.00 - 150.00
(v) Overnight delivery services	30% over cost
(vi) Covered parking (if available)	$48.50 per month
(vii) Long distance telephone service:	$0.10/ min (U.S & Canada only)

The above charges will be billed to Tenant monthly. Above services provided as a convenience and Landlord is not responsible or liable for any of such services and Tenant agrees to indemnify, defend and hold Landlord harmless for any loss Tenant or Tenant's clients suffer as a consequence of utilizing such services.

7. Tenant requests the following telephone equipment: included
(i) One phone set, included in rent;
(ii) ______ fax line(s) at a charge of $44.00 per fax line per month;
(iii) ______ monthly internet access charge of $42.00 per connection

8. Miscellaneous equipment:
(i) Interior sign: ____ at $30.00 each
(ii) Initial telephone installation: $150.00 (to be due with first month's rent)

9. Monthly recurring charges:

(i)	Telephone set(s):	$__________
(ii)	Facsimile connection(s):	$__________
(iii)	Internet connection(s):	$__________
(iv)	Additional phone number(s):	$__________
(v)	Covered parking space(s):	$__________

10. Tenant may not do any of the following: (a) utilize the space for anything but the Authorized Use; (b) make any alterations or changes to the common areas or the Leased Space; (c) suffer or permit any liens or encumbrances arising by or through Tenant to be placed on Landlord's property; (d) assign or sublet to anyone or business without Landlord's prior written consent; (e) operate or utilize any equipment or device which results in excessive use of utilities; (f) utilize common areas or Leased Space in any manner which may create a health, safety or fire hazard; (g) fail to obey the building's rules and regulations; (k) use the Leased Space or common areas as a residence.

11. Tenant shall indemnify and hold harmless Landlord and all agents, servants and employees of Landlord from and against all claims, losses, damages, expenses (including reasonable attorney's fees), penalties and charges arising from or in connection with: (a) Tenant's use of the Leased Space during the Lease Term; or (b) from conduct of Tenant's business, or (c) from any activity, work or things done, permitted or suffered by Tenant in or about the Leased Space during the Lease Term. Tenant shall further indemnify and hold harmless Landlord from and against any and all claims, loss, damage, expense (including reasonable attorney's fees), penalty or charge arising from any default in the performance or obligation on Tenant's part to be performed under the terms

of this Lease, or arising from any negligence of Tenant, or any of Tenant's agents, contractors, or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same with legal counsel reasonably satisfactory to Landlord. Tenant, as a material part of its consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in or upon the Leased Space arising from any cause and Tenant hereby waives all claims in respect thereof against Landlord. Notwithstanding the foregoing, Tenant shall not be required to defend, save harmless or indemnify Landlord from any liability for injury, loss, accident or damage to any person or property resulting from Landlord's negligence or willful acts or omissions, or those of Landlord's officers, agents, contractors or employees. Tenant's indemnity is not intended to nor shall it relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease to the extent that such policies cover the results of negligent acts or omissions of Landlord, its officers, agents, contractors or employees, or the failure of Landlord to perform any of its obligations under this Lease.

12. Tenant understands that the liability/content insurance carried by the Landlord does not insure against loss of damage to or theft of, any of the Tenant's personal property wherever situated on the leased premises. Tenant shall take out and carry, in Tenant's judgment and at Tenant's expense, such insurance Tenant shall deem appropriate to insure against loss of, damage to or theft of, Tenant's personal and business property and against acts by Tenant and its employees or their invitees.

13. Tenant hereby agrees to: (a) promptly pay rent and all other charges specified herein; (b) comply with the law and any building rules and regulations applicable to Tenant's usage of the common areas or Leased Space; (c) pay for repairs of any damage which Tenant causes on or about the common area or Leased Space; (d) waive any and all rights if subrogation against Landlord; (e) vacate the Leased Space upon expiration of this Lease and not holdover unless Landlord so permits in writing in advance; (f) vacate the Leased Space upon 5 days written notice from Landlord if Tenant is adjudicated bankrupt or Tenant files or has filed against any bankruptcy or receivership proceedings or any other similar proceedings; (g) permit Landlord to enter the Leased Space without prior appointment for all legitimate business reasons: (h) pay all late charges as required by this Lease.

14. Landlord shall have no liability to Tenant for Failures of utilities or other services or for acts of other tenants.

15. In the event the Leased Space or common area is materially damaged or destroyed by the Tenant, or any of Tenant's agents, contractors or employees, Landlord may elect to terminate the Lease. In the event the Leased Space is taken under the power of eminent domain, this Lease shall terminate and Landlord shall be entitled to receive the entire condemnation award.

16. Landlord shall supply 1 entry key to Tenant. If a key is lost, Tenant must apply to Landlord for a replacement key (at a charge of $25.00). If Tenant loses a key, Tenant assumes responsibility for the acts of the finder. At Tenant's option, the lock(s) can be changed at Tenant's expense. At the expiration of the term of the Lease, all keys must be surrendered by Tenant to the Landlord.

17. Landlord observes the following holidays: New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Family Day, observed the Friday after Thanksgiving and Christmas Day. If any holidays fall on a Saturday, the holiday will be observed on the Friday before. If any holiday shall fall on a Saturday or Sunday, Landlord, at its discretion may declare a swing day. A half-day will be observed on Christmas eve day and New Year's eve day. Landlord reserves the right to modify the holiday schedule with prior written notice to Tenant 10 days prior to said modification.

18. Any failure by Tenant to pay rent or any amount required to be paid hereunder as and when due, the abandonment or vacation of the Leased Space by Tenant, or any failure to observe or perform any other provision of this Lease to be performed by Tenant is an event of default hereunder. In the event of a default, Landlord shall have all the remedies afforded to Landlord by law and equity, including summary eviction procedures. Any rent, charge, fee or other monies owed by Tenant to Landlord is "rent" for purposes of this Lease. Landlord shall have the right of summary self-help, including locking Tenant out, disconnecting all services, seizure and sale of Tenant's property situated upon the Leased Space, and removal and storage of Tenant's property situated upon the Leased Space, at Tenant's expense. Time is of the essence. A waiver of one default does not waive time is of the essence. Time is of the essence at all times and need not be reinstated by new notices from Landlord. Except as otherwise required by law, no grace periods apply nor are any notices of default required to be given by the Landlord to Tenant, except as provided herein. No remedy or election hereunder shall be deemed exclusive but, whenever possible, all remedies shall be cumulative with all other remedies. Tenant's sole remedy for a default by Landlord of any provision of this Lease is to terminate this Lease and receive any deposits held by Landlord hereunder. Tenant waives all other rights available to Tenant at law or in equity.

19. In the event of any action or proceedings brought by either party against the other under this Lease, the prevailing party shall be entitled to recover its reasonable expenses and attorney's fees incurred in such action or proceeding, as determined by the court. In the event Landlord, in order to protect its rights, intervenes in or becomes a party to, or in the event Landlord is made a party to any action or proceedings arising in connection with this Lease, Tenant will pay to Landlord, Landlord's reasonable expenses and attorney's fees incurred in such action, if determined by the court that Tenant is at fault.

20. Subject to the provisions restricting Tenant's right to assign and sublet, (which may not be done without Landlord's reasonable consent), the covenants and conditions herein contained shall apply to and be binding upon heirs, executors, administrators, personnel representatives, successors and assigns of the parties hereto. This Lease sets forth the entire agreement between the Landlord and Tenant with respect to the Leased Space and supercedes any prior representations or agreements, oral and written, with respect thereto. Any amendment to this Lease must be in writing and signed by the parties hereto. Any notice to Landlord or Tenant under this Lease may be personally delivered to Tenant or mailed to Tenant by first class mail.

21. Tenant agrees that during the Term of this Lease and 6 months after its termination, Tenant will not offer employment to or hire any of the employees of Landlord. If Tenant breaches this provision, Tenant will be liable to Landlord for damages, in the sum of 25% of the annual compensation of each employee involved, it being mutually agreed by Tenant and Landlord that this provision for liquidated damages is reasonable and a fair estimate of Landlord's damages.

22. Upon the expiration or termination of this Lease Agreement, Tenant agrees that mail cannot be forwarded by the U.S. Postal Service because of the executive suite situation. Tenant shall make arrangements, mutually agreed upon by Tenant and Landlord for retrieval of all incoming mail.

23. All keys, entry codes and alarm codes are to be issued solely to: Searchlight Minerals Corp.

24 Tenant agrees to place chair mats under all desk chairs.

////
////

DATED this 20th day of July, 2006.

LANDLORD: Burnett & Williams, LLC

By: ____________________

____
PRINT NAME

TENANT:

By: ____________________

Carl Ager
PRINT NAME

GUARANTY

The undersigned hereby gives his/her personal guaranty of Tenant's performance of this Lease to Landlord. In the event Tenant fails to perform in any aspect of this Lease, Landlord shall be entitled to performance by the undersigned without exhausting Landlord's remedies against Tenant.

DATED: this 26 day of July, 2006.

Guarantor: ____________________

Carl Ager
PRINT NAME